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                                                           Exhibit 99.B(G)(i)(a)

               FIRST AMENDMENT TO INVESTMENT MANAGEMENT AGREEMENT

                             ING SENIOR INCOME FUND

     This First Amendment, effective as of September 2, 2004, amends the Investment Management Agreement (the "Agreement") dated December 15, 2000 between ING Senior Income Fund (the "Fund"), a Delaware business trust and ING Investments, LLC, an Arizona limited liability company (the "Manager"), with regards to ING Senior Income Fund, a Series of the Fund.

                               W I T N E S S E T H

     WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of September 2, 2004.

     NOW, THEREFORE, the parties agree as follows:

     1. Section 5 of the Agreement is hereby amended by inserting the words "Board approved" in front of "fees of any trade associations of which the Fund is a member."

     2. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

     3. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.


                               ING SENIOR INCOME FUND


                               By:   /s/ Robert S. Naka
                                     ----------------------------
                                     Robert S. Naka
                                     Senior Vice President


                               ING INVESTMENTS, LLC


                               By:   /s/ Michael J. Roland
                                     ----------------------------
                                     Michael J. Roland
                                     Executive Vice President